Ex-20.1

         NOTICE IS HEREBY GIVEN that a special general meeting of Brilliance China Automotive Holdings Limited (“Company”) will be held at the Grand Hyatt, Grand I & II, Ground Floor, 1 Harbour Road, Wanchai, Hong Kong at 8:00 a.m. on Friday, 22 November 2002, for the purposes of considering and, if thought fit, passing, with or without modification, the following resolution as a special resolution of the Company:

SPECIAL RESOLUTION

         “THAT Yang Rong, a director of the Company, be removed as a director of the Company with effect from the closing of this meeting.”

By order of the Board Hong Xing Company Secretary

Hong Kong, 31 October 2002

Registered office:
Cedar House, 41 Cedar Avenue,
Hamilton HM 12, Bermuda.

Principal place of business
in Hong Kong:
Suites 2303-2306, 23rd Floor, Great Eagle Centre,
23 Harbour Road, Wanchai, Hong Kong.

Notes:

1.	Any shareholder entitled to attend and vote at the above meeting may appoint one or more proxies to attend and to vote in his stead. A proxy need not be a shareholder of the Company.

2.	Where there are joint registered holders of any Share, any one such person may vote at the meeting, either personally or by proxy, in respect of such Share as if he were solely entitled thereto; but if more than one of such joint holders are present at the meeting, either personally or by proxy, then that one of the said persons so present whose name stands first on the register of members of the Company in respect of such Shares shall alone be entitled to vote in respect of the joint holding.

3.	In order to be valid, the form of proxy, together with the power of attorney or other authority (if any) under which it is signed, or a certified copy thereof, must be delivered to the office of the share registrars of the Company in Hong Kong, Computershare Hong Kong Investor Services Limited at Rooms 1901-1905, 19th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, not less than 48 hours before the time appointed for the holding of the meeting or any adjourned meeting thereof.

*	For identification purposes only